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                                                                  EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the USA Waste Services, Inc. Registration Statements on Form S-4 (File Nos. 33-77110, 33-59259, 33-60103, 33-63981, 333-02181, and 333-08161), Registration Statements on Form
S-3 (File Nos. 33-42988, 33-43809, 33-76226, 33-85018, 333-00097, and
333-08573), and Registration Statements on Form S-8 (File Nos. 33-43619, 33-72436, 33-84988, 33-84990, 33-59807, 33-61621, 33-61625, 33-61627,
333-14115, and 333-14613), of our report dated October 15, 1996, on our audit of the balance sheet of Kasper Brothers, Inc. as of September 30, 1995 and the related statements of operations and retained earnings and cash flows for the fiscal year then ended, which is included in this Current Report on Form 8-K/A.



                                        COOPERS & LYBRAND L.L.P.


Philadelphia, Pennsylvania
November 13, 1996